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                                                                    EXHIBIT 10.6

                         EXECUTIVE SEVERANCE AGREEMENT

         AGREEMENT, dated as of March 1, 1999, between Halifax Corporation, a Virginia corporation ("Company"), and John J. Reis ("Executive").

                                  WITNESSETH:

         WHEREAS, Executive has been employed by the Company in a position of high responsibility and authority and is presently its chief executive officer, and

         WHEREAS, it is in the best interest of the parties hereto that orderly and equitable provisions be made in the event of termination of the Executive.

         NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Company and the Executive agree that the Executive is employed on an at-will basis. Unless otherwise specifically provided in a written agreement signed by both the Company and the Executive, the parties understand that the Executive is employed for no fixed term or period, that either the Company or the Executive may terminate the Executive's employment with the Company at any time with or without a reason, and that this Agreement creates no contract of employment between the Company and the Executive.

2. This Agreement shall remain in full force and effect so long as the Executive continues to be employed by the Company.

3. The Company shall have the right to terminate the Executive's employment without payment of severance as provided below in the event of the Executive's death, or on thirty (30) days written notice in the event that the Executive shall be unable, or shall fail, to perform all of the services required of his position with the Company as a result of any mental or physical incapacitating disability, to the extent that such inability or failure to perform required duties shall exist for any consecutive ninety (90) day period. The Company's right to terminate the Executive's employment without payment of severance under this Paragraph shall not limit or reduce in any way the Executive's right to receive benefits under any disability insurance or plan maintained by the Company for the benefit of the Executive.

4. The Executive shall have the right to terminate his employment with the Company at any time on written notice to the Company indicating the Executive's desire to retire or to resign from the Company's employment.

5. Except as provided in Paragraph 3 and 4, the Executive's employment with the Company may be terminated without payment of severance as provided below only in the event of a termination

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for cause as defined in this Paragraph. For the purposes of this Agreement,
"Cause" shall be defined as gross negligence, willful misconduct, fraud, willful disregard of the Board of Directors' direction or breach of published Company policy. The Executive may be terminated for Cause only in accordance with a resolution duly adopted by an absolute majority of the Company's Board of Directors finding that, in the good faith opinion of the Board of Directors, the Executive engaged in conduct justifying a termination for Cause as that term is defined above and specifying the particulars of the conduct motivating the Board's decision to terminate the Executive. Such resolution may be adopted by the Board of Directors only after the Board has provided to the Executive
(1) five (5) days advance written notice of a meeting of the Board called for the purpose of determining Cause for termination of the Executive, (2) a statement setting forth the alleged grounds for termination, and (3) an opportunity for the Executive and, if the Executive so desires, the Executive's counsel to be heard before the Board.

6. In the event of termination without cause prior to November 30, 1999, Executive shall receive two (2) months of his then current salary for every one
(1) month of employment. Thereafter, except in connection with a Change of Control Disposition as defined in Paragraph 12, if the Executive's employment with the Company is terminated for any reason other than those set forth in Paragraphs 3, 4 or 5 above, then the Company shall pay to the Executive an amount equal to eighteen (18) months salary based upon the current salary of the Executive at the time of termination.

7. If following a Change of Control Disposition (herein "Change of Control Disposition" shall be as defined below in Paragraph 12) of the Company, the Executive's employment is terminated within one (1) year of the "Change of Control Disposition Date" (as herein defined below in Paragraph 12) for any reason other than the reasons set forth in Paragraphs 3, 4 or 5 above, then the Company shall pay to the Executive an amount equal to two (2) times the amount that the Company would have been required to pay the Executive under Paragraph 6 above if the Executive's employment had been terminated in the absence of a Change of Control Disposition. In the event Executive is terminated for any reason within ninety (90) days following the Change of Control Disposition Date, the Company shall pay to the Executive an amount equal to three (3) times his then current salary. Notwithstanding the foregoing, maximum compensation payable to the Executive pursuant to this Paragraph is limited to no more than 299% of the "base amount" of Executive's compensation as defined in the Tax Reform Act of 1984 (Section 280G and applicable regulations thereunder and any amendments thereto).

8. At the time of termination of the Executive's employment for any reason the Executive shall be paid all other compensation and benefits due to the Executive at the time of termination.

9. The Executive may elect to receive the compensation payable in accordance with this Agreement in a lump sum or in equal payments at intervals no more often than semimonthly, over a period of the Executive's choice not to exceed the number of months of compensation due him pursuant to this Agreement.

10. The Executive shall not disclose, publish, or use for any purpose not directly related to the performance of the Executive's duties for the Company, or permit anyone else to disclose, publish,

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or use any proprietary or confidential information or trade secrets of the
Company at any time during or after his employment with the Company. This obligation shall continue so long as such information remains legally protectable as to persons receiving it in a confidential relationship. Executive agrees to return to the Company all proprietary material which he possesses on the date of termination of the Executive's active employment with the Company.

11. For a period of six (6) months following termination of Executive's employment with the Company for any reason other than "Cause," as defined in Paragraph 5 above, the Executive shall not (1) directly or indirectly, sell, market, or otherwise provide any client or previously identified prospective client of the Company, products or services similar to or in competition with those sold or distributed by the Company, in any geographic area in which the Company offers any such products or services, or (2) participate directly or indirectly in the hiring or soliciting for employment of any person employed by the Company.

12. By reason of the special and unique nature of the obligations hereunder, it is agreed that neither party hereto may assign any interests, rights or duties which the party may have in this Agreement without the prior written consent of the other party, except that upon any "Change of Control Disposition" of the Company through purchase, merger, consolidation, liquidation, change in control by reason of any single entity (individual or group) other than Research Industries Incorporated, the Company or a Company Employee Stock Ownership Plan and Trust, acquiring twenty-five percent (25%) or more of the voting power of the Company's stock, or sale of all or substantially all of the assets of the Company to another party whether or not the Company is the surviving corporation, this Agreement shall inure to the benefit of and be binding upon the Executive and the purchasing, surviving or resulting entity, company or corporation in the same manner and to the same extent as though such entity, company or corporation were the Company. Notwithstanding the foregoing, a sale of Company stock by Research Industries Incorporated shall not be included in a "Change of Control determination. The "Change of Control Disposition Date" shall be that calendar date on which the Change of Control Disposition event was consummated and legally binding upon the parties.

13. Any controversy or claim arising out of, or relating to this Agreement, or its breach, or otherwise arising out of or relating to the Executive's employment (including without limitation to any claim of discrimination whether based on race, color, religion, national origin, gender, age, sexual preference, disability, status as a disabled or Vietnam-era veteran, or any other legally protected status, and whether based on federal or State law, or otherwise) by the Company shall be resolved by arbitration. This arbitration shall be held in Fairfax County, Virginia in accordance with the model employment arbitration procedures of the American Arbitration Association. Judgment upon award rendered by the arbitrator shall be binding upon both parties and may be entered and enforced in any court of competent jurisdiction.

14. In consideration of any payment made to the Executive pursuant to this Agreement, the Executive, for himself, his heirs and legal representatives, releases and forever discharges the Company, its predecessors, successors or anyone, and all of the past, present or future officers, directors, agents and employees of the Company from any and all claims, demands, or causes of action, whether known or unknown, exactly at the time of payment or arising subsequently

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thereto, arising out of or related to the Executive's employment by the
Company.

15. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia.

16. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein. This Agreement may be amended only in writing, signed by both parties hereto.

In witness whereof the parties have executed this Agreement to be effective the day and year first above written.

                                                 HALIFAX CORPORATION

                                                 By: /s/Arch C. Scurlock
                                                     ---------------------------
                                                     Chairman of the Board

                                                 EXECUTIVE

                                                 /s/John J. Reis
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                                                 John J. Reis

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